EXHIBIT 23.3

Directors
CGA Group of Companies
Craig Appin House
8 Wesley Street
Hamilton

                         CONSENT OF INDEPENDENT AUDITORS

Dear Sirs,

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated, January 31, 1998 with respect to the consolidated financial statements and schedules of CGA Group, Ltd. included in the Registration Statement and related Prospectuses of CGA Group, Ltd. for the registration of 2,992,109 shares of its Series A Preferred Stock.

                                              /s/  COOPERS & LYBRAND
                                              -------------------------


COOPERS & LYBRAND
Hamilton, Bermuda
July 16, 1998